Exhibit 4.1

THIRD AMENDMENT TO
THE RIGHTS AGREEMENT

This THIRD AMENDMENT TO THE RIGHTS AGREEMENT, (this “Amendment”) is made as of October 16, 2014, and amends that certain Rights Agreement, dated as of February 4, 2009, as amended by the First Amendment to the Rights Agreement dated May 15, 2014 and the Second Amendment to the Rights Agreement dated May 15, 2014 (the “Rights Agreement”), and is by and between Earthstone Energy, Inc., a Delaware corporation (the “Company”) and Direct Transfer LLC, a Delaware limited liability company, as Rights Agent.

WHEREAS, as of the date hereof, a Distribution Date (as defined in the Rights Agreement) has not occurred and Rights Certificates (as defined in the Rights Agreement) have not been issued;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company intends to enter into a Contribution Agreement by and among Flatonia Energy, LLC, a Delaware limited liability company (“Flatonia”), Parallel Resource Partners, LLC, a Delaware limited liability company, Sabine River Energy, LLC, a Texas limited liability company (“Sabine”), Oak Valley Operating, LLC, a Delaware limited liability company (“Oak Valley Operator”) and Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”) (the “Contribution Agreement”), providing for, among other things, and subject to the closing of the transactions contemplated by that certain Exchange Agreement dated as of May 15, 2014 by and among the Company and Oak Valley (the “Exchange Agreement”), the issuance to Flatonia of the Earthstone common stock, par value $0.001 per share (“Common Stock”), with the effect that following the consummation of the Exchange Agreement and Contribution Agreement, Flatonia will own 21.4% of the Company’s Common Stock (the “Contribution”);

WHEREAS, in connection with the Contribution Agreement, Oak Valley and Ray Singleton, who holds approximately 26% of the Company’s Common Stock, intend to enter into an amended and restated voting agreement (the “Amended and Restated Voting Agreement”) pursuant to which Mr. Singleton will agree to, among other things, vote in favor of the approval of (i) the Exchange Agreement and the Contribution Agreement, unless the Exchange Agreement is otherwise terminated in accordance with its terms and (ii) the Contribution Agreement, unless the Contribution Agreement is otherwise terminated in accordance with its terms;

WHEREAS, the Board of Directors of the Company has determined that the Contribution Agreement, the Contribution and the transactions contemplated thereby, are fair to and in the best interests of the Company and its shareholders; and

WHEREAS, the Board of Directors has determined that it is desirable to amend the Rights Agreement to exempt the Contribution Agreement, the Amended and Restated Voting Agreement and any agreements ancillary thereto, the approval, execution and delivery thereof and the transactions contemplated thereby, from the application of the Rights Agreement.

NOW, THEREFORE, the above recitals are incorporated by reference into the Agreement and the Company and the Rights Agent hereby agree as follows:

SECTION 1.  Definitions.

(a)           Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, no Person, including Flatonia Energy, LLC, a Delaware limited liability company (“Flatonia”), and Parallel Resource Partners, LLC, a Delaware limited liability company (“PRP”), any of their respective Affiliates, and any party to the Amended and Restated Voting Agreement (as defined below), either individually or collectively, including any group formed thereby, shall be deemed to be an Acquiring Person by virtue of the execution and delivery of the Contribution Agreement by and among Flatonia, PRP, Sabine River Energy, LLC, a Texas limited liability company (“Sabine”), Oak Valley Operating, LLC, a Delaware limited liability company (“Oak Valley Operator”) and Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”) (the “Contribution Agreement”), or by virtue of the execution and delivery of the Amended and Restated Voting Agreement between Oak Valley and the shareholder identified in the Voting Agreement (the “Amended and Restated Voting Agreement”), or any agreements ancillary to the Contribution Agreement or the Amended and Restated Voting Agreement, or as a result of the approval, announcement or consummation of the transactions contemplated by the Contribution Agreement, the Amended and Restated Voting Agreement or any such ancillary agreements.”

(b)           Section 1(v) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither the execution and delivery of Contribution Agreement, the Amended and Restated Voting Agreement or any agreements ancillary thereto, the approval or announcement thereof, nor consummation of the transactions contemplated thereby, shall cause a Shares Acquisition Date.”

SECTION 2. Appointment of Rights Agent.  Section 3(a) of the Rights Agreement is hereby modified and amended to add the following sentence immediately following the first sentence thereof:

“Notwithstanding the foregoing, neither the execution and delivery of the Contribution Agreement, the Amended and Restated Voting Agreement or any agreements ancillary thereto, the approval or announcement thereof, nor consummation of the transactions contemplated thereby, shall cause a Distribution Date.”

SECTION 4. Rights of Action.  Section 15 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Contribution Agreement, the Amended and Restated Voting Agreement or any agreement ancillary thereto, or the execution and delivery or the approval or announcement thereof or the consummation of the transactions contemplated thereby.”

SECTION 5. Capitalized Terms.  Capitalized terms used herein and not otherwise defined in this Amendment shall have the respective meanings as used or defined in the Rights Agreement.

SECTION 6. Rights Agreement Otherwise Unamended.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

SECTION 7. Successors.  All the provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

SECTION 8. Benefits of this Amendment.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares) any legal or equitable right, remedy or claim pursuant to this Amendment or the Rights Agreement.  This Amendment and the Rights Agreement shall be for the sole and exclusive benefit of the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares).

SECTION 9.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

SECTION 10. Execution.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

SECTION 11. Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above to be effective immediately prior to the execution and delivery of the Contribution Agreement and the Amended and Restated Voting Agreement.

EARTHSTONE ENERGY, INC.

By:	/s/ Ray Singleton
Name: Ray Singleton
Title: President

DIRECT TRANSFER LLC
(as Rights Agent)

By:	/s/ Eddie Tobler
Name: Eddie Tobler
Title: Vice President, Stock Transfer